                               OFFER TO PURCHASE,
                             DATED JANUARY 6, 2004
                               EXHIBIT (a)(1)(A)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          ESPERION THERAPEUTICS, INC.
                                       BY

                            ENZO ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                  PFIZER INC.
                                       AT
                                $35.00 PER SHARE

   THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 4, 2004, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 19, 2003 (THE "MERGER AGREEMENT"), BY AND AMONG PFIZER INC., A DELAWARE CORPORATION ("PARENT"), ENZO ACQUISITION CORP., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), AND ESPERION THERAPEUTICS, INC., A DELAWARE CORPORATION ("ESPERION" OR THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF ESPERION (THE "SHARES"), THAT, TOGETHER WITH THE SHARES OF ESPERION COMMON STOCK THEN BENEFICIALLY OWNED BY PARENT, REPRESENTS A MAJORITY OF THE SHARES OF COMPANY COMMON STOCK OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THE ABSENCE OF ANY MATERIAL ADVERSE EFFECT ON ESPERION, (III) NO STOCK ACQUISITION DATE OR DISTRIBUTION DATE (AS SUCH TERMS ARE DEFINED IN THE COMPANY RIGHTS AGREEMENT) OCCURRING AND THE RIGHTS NOT OTHERWISE BECOMING EXERCISABLE, AND (IV) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 13 -- "CERTAIN CONDITIONS TO THE OFFER."

     ESPERION'S BOARD OF DIRECTORS HAS, AT A MEETING DULY CALLED AND HELD (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, ESPERION AND ITS STOCKHOLDERS, (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (III) RESOLVED TO RECOMMEND THAT ESPERION'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any stockholder of Esperion who desires to tender all or any portion of such stockholder's outstanding shares of the Company's common stock, par value $0.001 per share (the "Company Common Stock"), to Merger Sub in the Offer must either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, EquiServe Trust (the "Depositary"), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date (as defined herein) or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Esperion with shares of Company Common Stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to Merger Sub in the Offer.

     Any stockholder of Esperion who desires to tender shares of Company Common Stock to Merger Sub in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such shares to Merger Sub in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase.

     Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

                             ---------------------

                    The Information Agent for the Offer is:

                               Morrow & Co., Inc.

             You may obtain information regarding the Tender Offer
                     from the Information Agent as follows:

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (212) 754-8000

             Banks and Brokerage Firms, Please Call: (800) 654-2468
                  Stockholders Call Toll Free: (800) 607-0088
                         E-Mail: espr.info@morrowco.com

                     The Dealer Manager for this Offer is:

                            Lazard Freres & Co. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    7
THE TENDER OFFER............................................    9
   1.  Terms of the Offer...................................    9
   2.  Procedures for Tendering Shares of Company Common
       Stock in the Offer...................................   10
   3.  Withdrawal Rights....................................   14
   4.  Acceptance for Payment and Payment for Shares of
       Company Common Stock.................................   14
   5.  Certain Material United States Federal Income Tax
       Consequences.........................................   16
   6.  Price Range of Shares of Company Common Stock;
       Dividends on Shares of...............................   16
   7.  Effect of the Offer on the Market for Company Common
       Stock; Nasdaq Listing of Company Common Stock;
       Exchange Act Registration of Company Common Stock;
       Margin Regulations...................................   17
   8.  Certain Information Concerning Esperion..............   18
   9.  Certain Information Concerning Merger Sub and
       Parent...............................................   19
  10.  Source and Amount of Funds...........................   20
  11.  Background of the Offer..............................   20
  12.  Purpose of the Offer and the Merger; Plans for
       Esperion; The Merger Agreement; Confidentiality
       Agreement............................................   22
  13.  Certain Conditions to the Offer......................   32
  14.  Certain Legal Matters................................   33
  15.  Fees and Expenses....................................   35
  16.  Miscellaneous........................................   35

SCHEDULE I  DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB
  AND PARENT................................................   36
   1.  Directors and Executive Officers of Merger Sub.......   36
   2.  Directors and Executive Officers of Parent...........   36

                               SUMMARY TERM SHEET

     We are Enzo Acquisition Corp., a wholly owned subsidiary of Pfizer Inc., and we are making an offer to purchase all of the outstanding shares of common stock of Esperion Therapeutics, Inc. ("Esperion") for $35.00 per share in cash. The following are some of the questions you, as a stockholder of Esperion, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

WHO IS OFFERING TO BUY MY ESPERION SHARES?

     Our name is Enzo Acquisition Corp. We are offering to buy your shares of common stock of Esperion. We are a Delaware corporation organized as a wholly owned subsidiary of Pfizer Inc. ("Parent") for the sole purpose of making a tender offer for the outstanding shares of common stock of Esperion ("Company Common Stock"). Parent is a research-based, global pharmaceutical company. Parent discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world's best-known over-the-counter products. See Introduction and Section 9 (Certain Information Concerning Merger Sub and Parent) of this Offer to Purchase for more information.

HOW MANY SHARES OF COMPANY COMMON STOCK ARE YOU OFFERING TO PURCHASE?

     We are making an offer to purchase all of the Company Common Stock. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES OF COMPANY COMMON STOCK, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

     We are offering to pay $35.00 per share, net to you, in cash (without interest) (the "Offer Price") for each of your shares of Company Common Stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR ALL OF THE SHARES OF COMPANY COMMON STOCK THAT YOU ARE OFFERING TO PURCHASE?

     Yes. Pfizer Inc., our parent company, will contribute to us sufficient funds to pay for all of the shares of Company Common Stock that are accepted for payment by us in our offer, and to make payments for all shares of Company Common Stock that are not accepted for payment in our offer and that will be converted into the right to receive $35.00 per share in cash in the merger described below following the successful completion of our offer. Parent expects to use its cash on hand and cash equivalents to make this contribution. Our offer is not conditioned on any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER MY SHARES OF COMPANY COMMON STOCK IN YOUR OFFER?

     No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of Company Common Stock in our offer because:

     - cash is the only consideration that we are paying to the holders of Company Common Stock in connection with our offer;

     - we are offering to purchase all of the outstanding shares of Company Common Stock in our offer;

     - our offer is not subject to any financing contingencies; and

     - Parent has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of Company Common Stock in our offer and the merger described below.

     See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

HOW WILL MY OPTIONS BE TREATED IN YOUR OFFER?

     All option holders are current or former directors or employees of Esperion. Our offer will have no impact on your options. However, once the merger is consummated, your options to purchase shares of Company Common Stock, whether or not vested will be cancelled. Upon cancellation of your options, except as described below with respect to non-employee directors, you will be paid an amount in cash equal to the product of (i) the total number of shares of Company Common Stock previously subject to your options that are vested at consummation of the merger, plus 50% of the total number of shares of Company Common Stock previously subject to your options that are not vested at consummation of the merger, on a per grant basis, and (ii) the excess, if any, of the Offer Price over the per share exercise price of each such option. The excess of an option's per share exercise price over the Offer Price is the option spread.

     With respect to the remaining 50% of the shares of Company Common Stock previously subject to your options that are not vested and are not paid out at the consummation of the merger, you will be paid an amount in cash equal to the option spread with respect to the number of shares of Company Common Stock contained in your option that would have vested on a given vesting date (subject to your continuing employment on such vesting date), within ten (10) days of such vesting date. With respect to 11 officers of the Company, no payments will be made in respect of the 50% of the unvested options that are not being cashed out at the consummation of the merger until the third anniversary of the consummation of the merger (subject to their continuing employment on that date). In the event your employment is terminated "for cause" or due to your resignation without good reason, your right to receive payment of the option spread will cease as of the date of termination of employment. In the event of any other termination of employment, the balance of the option spread due had your options become fully vested will be paid to you. Interest will be credited quarterly on each option spread payment at the 10-year U.S. Treasury bond rate from the consummation of the merger through the vesting date related to the payment, and you will be paid such interest at the same time that the options spread payment is made. If you hold options as a non-employee director, you will be paid an amount in cash equal to the option spread for all of your options upon consummation of the merger.

HOW LONG DO I HAVE TO TENDER MY SHARES OF COMPANY COMMON STOCK IN YOUR OFFER?

     Unless we extend our offer, you will have until Midnight, New York City time, on February 4, 2004 to tender your shares of Company Common Stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO YOUR OFFER?

     We are not obligated to purchase any shares of Company Common Stock that are tendered in our offer unless, prior to the expiration of our offer, at least a number of shares of Company Common Stock that, together with the shares of Company Common Stock then beneficially owned by Parent, represents a majority of the shares of Company Common Stock outstanding on a fully-diluted basis have been validly tendered in accordance with the terms of the offer and not withdrawn (the "Minimum Condition"), no material adverse effect on Esperion has occurred, no Stock Acquisition Date or Distribution Date (as such terms are defined in the Company Rights Agreement) has occurred and the Rights have not otherwise become exercisable, and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated. The minimum number of shares of Company Common Stock that need to be validly tendered is 18,997,949.

     Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the accuracy of Esperion's representations and warranties in the Merger Agreement as of the date of the Merger Agreement and the first date on which we accept any shares of Company Common Stock for payment pursuant to the Offer, the receipt of necessary approvals from the government and other regulatory bodies, Esperion's compliance in all material respects with its covenants set forth in the Merger Agreement, the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the offer or the merger and the absence of any legal requirement enacted or deemed applicable to the offer or the merger preventing or prohibiting the offer or the merger. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

     We are permitted to (and are required to only under certain limited circumstances) extend our offer beyond its initial expiration date of February 4, 2004:

     - for such amount of time as we determine to be necessary to permit any of the conditions to our offer to be satisfied;

     - for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission, or the staff thereof, applicable to our offer;

     - for an additional period of three to 20 business days beyond the latest applicable date that we would otherwise be permitted to extend our offer, if all of the conditions to our obligations to accept shares for payment have been satisfied or waived, but the number of shares of company common stock validly tendered and not withdrawn pursuant to our offer equals less than 90% of the outstanding shares of Company Common Stock.

     We expressly reserve the right to waive any of the conditions to our offer and to make any change in the terms of or conditions to our offer; provided that we may not, without the prior written consent of Esperion, (i) waive the satisfaction of the Minimum Condition or (ii) accept for payment any shares of Company Common Stock tendered pursuant to our offer if the Minimum Condition has not been met, and provided further that without the prior written consent of Esperion no change may be made that changes the form of consideration payable in our offer, decreases the consideration payable in our offer, reduces the maximum number of shares of Company Common Stock to be purchased in our offer, imposes additional conditions to our offer or makes any other change which is adverse to the holders of Company Common Stock. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information. We do not currently intend to provide for a subsequent offering period, but reserve the right to do so in our sole discretion.

HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?

     If we extend our offer, we will inform the Depositary, EquiServe Trust of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

HOW DO I TENDER MY SHARES OF COMPANY COMMON STOCK IN YOUR OFFER?

     To tender all or any portion of your shares of Company Common Stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, EquiServe Trust, or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase, prior to the expiration of our offer.

     If you hold your shares of Company Common Stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Company Common Stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

     If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq National Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of Company Common Stock in this manner, however, the

Depositary must receive the missing items within such three trading day period or your shares will not be validly tendered. See Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase for more information.

CAN I WITHDRAW SHARES THAT I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     Yes. You can withdraw some or all of the shares of Company Common Stock that you previously tendered in our offer at any time until the expiration date of our offer, as it may be extended. Further, if we have not accepted your shares for payment by February 4, 2004, you can withdraw them at any time after February 4, 2004 until expiration. Once we accept your tendered shares for payment upon the expiration of our offer (including the expiration of any extension thereof), however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     To withdraw any shares of Company Common Stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

HAS ESPERION'S BOARD OF DIRECTORS APPROVED YOUR OFFER?

     Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 19, 2003, by and among Parent, Esperion and us. Esperion's board of directors has:

     - determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including our offer and the merger, are advisable and in the best interests of Esperion and its stockholders;

     - approved the Merger Agreement, and the transactions contemplated by the Merger Agreement, including our offer and the merger; and

     - resolved to recommend that Esperion's stockholders accept our offer and tender their shares of Company Common Stock pursuant to our offer.

     The factors considered by Esperion's board of directors in making the determinations and the recommendation set forth above are described in Esperion's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Esperion with this Offer to Purchase.

     Lehman Brothers Inc., which acted as the financial advisor to Esperion's board of directors, delivered an opinion to Esperion's board of directors, dated December 19, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the $35.00 per share price to be paid to tendering stockholders in the offer and to be paid to holders of Company Common Stock in the merger was fair, from a financial point of view, to the holders of shares of Company Common Stock other than Parent and its affiliates. Stockholders of Esperion are urged to, and should, carefully read Esperion's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Lehman Brothers Inc., which is annexed thereto, in their entirety.

WHAT ARE YOUR PLANS IF YOU SUCCESSFULLY COMPLETE YOUR OFFER BUT DO NOT ACQUIRE ALL OF THE OUTSTANDING SHARES OF COMPANY COMMON STOCK IN YOUR OFFER?

     If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into Esperion. As a result of that merger, all of the outstanding shares of Company Common Stock that are not tendered in our offer (other than shares that are owned by Esperion or us, and shares that are owned by any stockholder of Esperion who is entitled to and properly exercises appraisal rights under Delaware law in respect of their shares) will be canceled and converted into the right to receive $35.00 per share in cash.

     Our obligation to merge with Esperion following the successful completion of our offer is conditioned on the adoption of the Merger Agreement by the majority of Esperion's stockholders under Delaware law (if required), no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger preventing or prohibiting the merger. If we successfully complete our offer, we will hold a sufficient number of shares of Company Common Stock to ensure the requisite adoption of the Merger Agreement by Esperion stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Company Common Stock, we will not be required to obtain stockholder approval to complete the merger.

IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO ESPERION'S BOARD OF DIRECTORS?

     Effective upon the acceptance for payment pursuant to our offer of a number of shares of Company Common Stock that satisfies the Minimum Condition, Parent is entitled to designate a number of directors, rounded up to the next whole number, on Esperion's board of directors equal to the product of (i) the total number of directors, and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or us (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and Esperion is required to take all action necessary to cause Parent's designees to be elected or appointed to Esperion's board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, Esperion will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of Esperion's board of directors (the "Board") and (ii) each board of directors of each subsidiary of Esperion identified by Parent (and each committee thereof) that represents the same percentage as such individuals represent on the Board, in each case only to the extent permitted by applicable law including the rules of The Nasdaq National Market or any other exchange on which Company Common Stock is listed. Esperion and Parent will use their, or our best efforts to ensure that at least two of the members of Esperion's board of directors, who are not officers, employees or affiliates of Esperion or Parent or any of their, or our respective subsidiaries or affiliates, are at all times prior to completion of the merger, be individuals who were independent directors of Esperion (for purposes of the continued listing requirements of The Nasdaq National Market) on the date of the Merger Agreement (the "Continuing Directors"); provided that if fewer than two Continuing Directors are in office for any reason, Esperion's board of directors shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors are in office, the other directors of Esperion then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or affiliates of Esperion or Parent or any of their or our respective subsidiaries or affiliates and such persons will be deemed to be Continuing Directors for all purposes of the Merger Agreement.

IF I DECIDE NOT TO TENDER MY SHARES OF COMPANY COMMON STOCK IN YOUR OFFER, HOW WILL YOUR OFFER AFFECT MY SHARES?

     If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

     If we successfully complete our offer, then until we complete the merger, the number of stockholders of Esperion and the number of shares of Company Common Stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares of Company Common Stock. We may decide to cause the shares of Company Common Stock to be delisted from The Nasdaq National Market or the shares of Company Common Stock may no longer be eligible to be traded on The Nasdaq

National Market or any other securities exchange. Also, Esperion may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for Company Common Stock; Nasdaq Listing of Company Common Stock; Exchange Act Registration of Company Common Stock; Margin Regulations) and
Section 12 (Purpose of the Offer and the Merger; Plans for Esperion; The Merger Agreement; Confidentiality Agreement) of this Offer to Purchase for more information.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER YOUR OFFER OR THE MERGER?

     Appraisal rights are not available in connection with our offer. If, however, you choose not to tender your shares of Company Common Stock in our offer and we purchase shares of Company Common Stock in our offer, appraisal rights will be available to you in connection with our merger with and into Esperion. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares as of December 19, 2003, the last trading day prior to public announcement of our offer and the merger. This value may be more or less than the $35.00 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the merger.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR OFFER AND THE MERGER?

     In general, the receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of your appraisal rights is a taxable transaction for United States federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in your shares and the amount of cash you receive for those shares. See
Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information. If you receive payment in cancellation of your options, you will recognize ordinary compensation income on the cash received.

     Tax matters are complicated and the tax consequences to you of the offer, the merger or an exercise of your appraisal rights will depend on the facts of your particular situation. The tax consequences to stockholders subject to special treatment under the Internal Revenue Code may also vary from that described above. In addition, you may be subject to state, local or foreign tax laws that are not described in this Offer to Purchase. You are urged to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

WHAT IS THE MARKET VALUE OF MY SHARES OF COMPANY COMMON STOCK?

     On December 19, 2003, the last trading day before Parent and Esperion announced that they had entered into the Merger Agreement, the last sale price of shares of Company Common Stock reported on The Nasdaq National Market was $22.70 per share; therefore, the offer price of $35.00 per share represents a premium of 54% over the closing price of Esperion shares on the last full trading day before announcement of the Merger Agreement. On January 5, 2004, the last full trading day prior to the commencement of our offer, the last sale price of shares of Company Common Stock reported on The Nasdaq National Market was $34.55 per share. We advise you to obtain a recent quotation for shares of Company Common Stock when deciding whether to tender your shares in our offer.

     See Section 6 (Price Range of Shares of Company Common Stock; Dividends on Shares of Company Common Stock) of this Offer to Purchase for more information.

WHOM CAN I CONTACT IF I HAVE QUESTIONS ABOUT YOUR OFFER?

     You should contact the Information Agent for our offer at the address and telephone number listed below if you have any questions about our offer. The Information Agent for the offer is:

     Morrow & Co., Inc.
     445 Park Avenue, 5th Floor
     New York, New York 10022
     (212) 754-8000
     Banks and Brokerage Firms, Please Call: (800) 654-2468
     Stockholders Call Toll Free: (800) 607-0088
     E-Mail: espr.info@morrowco.com

To: The Holders of Common Stock of
ESPERION THERAPEUTICS, INC.:

                                  INTRODUCTION

     Enzo Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Pfizer Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Esperion Therapeutics, Inc., a Delaware corporation ("Esperion", or the "Company"), at a price of $35.00 per share, net to the seller in cash (without interest thereon) (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. All references in this Offer to Purchase Company Common Stock include the rights ("Rights") issued pursuant to the Rights Agreement by and between Esperion and StockTrans, Inc., dated as of April 18, 2002, as amended on November 26, 2002, July 29, 2003 and December 19, 2003, (the "Rights Agreement") associated with such common stock.

     Tendering Esperion stockholders whose shares of Company Common Stock are registered in their own names and who tender their shares directly to EquiServe Trust, which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of Esperion who holds shares of Company Common Stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder's shares to Merger Sub in the Offer.

     Merger Sub will pay all fees and expenses of the Depositary, Lazard Freres & Co. LLC, which is acting as the Dealer Manager and Morrow & Co., Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 19, 2003, by and among Parent, Merger Sub and Esperion (the "Merger Agreement") pursuant to which, following the purchase by Merger Sub of shares of Company Common Stock in the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Esperion (the "Merger"), with Esperion surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding share of Company Common Stock (other than shares held in the treasury of Esperion, shares owned by Merger Sub, Parent or any of their subsidiaries, or shares held by any stockholder of Esperion who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer and the Merger; Plans for Esperion; The Merger Agreement; Confidentiality Agreement) of this Offer to Purchase for more information.

     ESPERION'S BOARD OF DIRECTORS HAS, AT A MEETING DULY CALLED AND HELD (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, ESPERION AND ITS STOCKHOLDERS, (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (III) RESOLVED TO RECOMMEND THAT ESPERION'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMPANY COMMON STOCK PURSUANT TO THE OFFER.

     THE FACTORS CONSIDERED BY ESPERION'S BOARD OF DIRECTORS IN MAKING THE DETERMINATIONS AND THE RECOMMENDATION DESCRIBED ABOVE ARE DESCRIBED IN ESPERION'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS BEING MAILED TO THE STOCKHOLDERS OF ESPERION WITH THIS OFFER TO PURCHASE.

     Lehman Brothers Inc. ("Lehman"), which acted as the financial advisor to Esperion's board of directors, delivered an opinion to Esperion's board of directors, dated December 19, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, the other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of Company Common Stock in the Merger was fair, from a financial point of view, to the holders of shares of Company

Common Stock other than Parent and its affiliates. Stockholders of Esperion are urged to, and should, carefully read Esperion's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Lehman, which is annexed thereto, in their entirety.

     The Offer is conditioned upon, among other things, the condition that (i) there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, at least a number of shares of Company Common Stock that, together with the shares of the Company Common Stock then beneficially owned by Parent, represents a majority of the shares of Company Common Stock outstanding on a fully-diluted basis (the "Minimum Condition"), (ii) no Material Adverse Effect (as defined in the Merger Agreement filed as an exhibit to the Tender Offer Statement on Schedule I) has occurred,
(iii) no Stock Acquisition Date or Distribution Date (as such terms are defined in the Company Rights Agreement) has occurred and the Rights have not otherwise become exercisable, and (iv) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 13 (Certain Conditions of the Offer).

     Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of Company Common Stock by Merger Sub in the Offer; (ii) the absence of any law entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") in effect preventing or prohibiting consummation of the Merger; so long as Esperion, Parent and Merger Sub used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered; however, in no event will Parent or any of its subsidiaries be required to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of Parent, Esperion or their respective subsidiaries, whether as a condition to obtaining any approval from a governmental authority or any other person or for any other reason.; and (iii) the adoption of the Merger Agreement by the affirmative vote of the stockholders of Esperion if required by applicable law. If the Offer is successfully completed, Merger Sub will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Company Common Stock. In addition, if Merger Sub owns 90% or more of the outstanding shares of Company Common Stock, under applicable law, Merger Sub and Parent will be able to complete the Merger without adoption of the Merger Agreement by the holders of Company Common Stock. In such event, under the terms of the Merger Agreement, Parent, Merger Sub and Esperion have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting. See Section 12 (Purpose of the Offer and the Merger; Plans for Esperion; The Merger Agreement; Confidentiality Agreement) of this Offer to Purchase for more information.

     Esperion has informed Merger Sub that, as of January 2, 2004 there were:
(i) 34,118,527 shares of Company Common Stock issued and outstanding; (ii) no shares of Esperion Preferred Stock issued and outstanding; (iii) 3,877,369 shares of Company Common Stock subject to outstanding options; (iv) no shares of Company Common Stock subject to outstanding warrants to purchase shares of Company Common Stock from Esperion; (v) no shares of Company Common Stock issuable upon the conversion of outstanding Esperion securities (other than the options described above). Based upon the foregoing, the Minimum Condition will be satisfied if 18,997,949 shares of Company Common Stock are validly tendered and not withdrawn prior to the Expiration Date.

     Certain material United States federal income tax consequences of the sale of the shares of Company Common Stock pursuant to the Offer and the conversion of shares of Company Common Stock pursuant to the Merger are described in
Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase.

     If, between the date of the Merger Agreement and the date on which any particular share of Company Common Stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share will be appropriately adjusted.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL FOR THE OFFER CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment and pay the Offer Price for all shares of Company Common Stock that are validly tendered on or prior to the initial Expiration Date and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term "Expiration Date" as used in this Offer to Purchase means Midnight, New York City time, on February 4, 2004, unless and until Merger Sub extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by Merger Sub, will expire. The consideration offered is $35.00 per share in cash.

     Under the terms of the Merger Agreement, if any condition to the offer has not been satisfied or waived by Midnight, New York City time, on February 4, 2004, the initial Expiration Date, Merger Sub may, without the consent of the Company (i) extend the Offer beyond the initial Expiration Date for a time period reasonably necessary to permit such condition(s) to be satisfied, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer or (iii) extend (or re-extend) the Offer for an aggregate period of three to 20 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Merger Sub's obligations to accept shares for payment are satisfied or waived, but the number of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding shares of Company Common Stock. Merger Sub may, without the consent of the Company, extend the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that Merger Sub may not, without the prior written consent of the Company, (i) waive the satisfaction of the Minimum Condition or (ii) accept for payment any shares of Company Common Stock tendered pursuant to the Offer if the Minimum Condition has not been met, and provided further that no change may be made without the prior written consent of the Company that changes the form of consideration payable in the Offer, decreases the consideration payable in the Offer, reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I to the Merger Agreement or makes any other change which is adverse to the holders of Company Common Stock.

     If by Midnight, New York City time, on February 4, 2004 (or by any other time and date then scheduled as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, Merger Sub may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of Company Common Stock that have been validly tendered and not withdrawn prior to the Expiration Date or (ii) extend the Offer and, subject to the right of holders of shares of Company Common Stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended, or
(iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer. In addition, under certain circumstances, Merger Sub may terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of Company Common Stock and return all previously tendered shares to the owners of such shares.

     The rights reserved by Merger Sub described in the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Sub may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of shares of Company Common Stock), Merger Sub will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase "business day" as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

     In the event that Merger Sub makes a material change to the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, Merger Sub will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the SEC to allow for adequate dissemination to stockholders.

     The Merger Agreement also provides that if all conditions to Merger Sub's obligations to accept shares for payment are satisfied or waived, but less than 90% of the outstanding shares of Company Common Stock have been validly tendered and withdrawn, Merger Sub may, without the consent of the Company, provide one or more subsequent offering periods in accordance with Rule 14d-11 of the Exchange Act (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three (3) to twenty (20) business days in length, beginning after Merger Sub purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that Merger Sub may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty (20) business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by Merger Sub on or before the Expiration Date, (iii) Merger Sub accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) Merger Sub announces the results of the Offer, including the approximate number and percentage of Shares tendered and accepted in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) Merger Sub immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that Merger Sub elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

     Merger Sub does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

     Esperion has provided Merger Sub with a list and security position listings of Esperion's stockholders for the purpose of disseminating the Offer to holders of shares of Company Common Stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of Company Common Stock. This Offer to Purchase and the Letter of Transmittal will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Esperion's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to the beneficial owners of shares of Company Common Stock.

2.  PROCEDURES FOR TENDERING SHARES OF COMPANY COMMON STOCK IN THE OFFER

     Valid Tender. For a stockholder to validly tender shares of Company Common Stock in the Offer:

     - the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees") and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

     - in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer," (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described below under the caption "Book-Entry Transfer"), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation (each as described below under the caption "Book-Entry Transfer") must be received by the Depositary prior to the Expiration Date; or

     - the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery" prior to the Expiration Date.

     The valid tender of shares of Company Common Stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms of and subject to the conditions to the Offer.

     THE METHOD OF DELIVERY OF SHARES OF COMPANY COMMON STOCK TO BE TENDERED IN THE OFFER, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY DESCRIBED BELOW, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES OF COMPANY COMMON STOCK TO BE TENDERED IN THE OFFER WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION DESCRIBED BELOW). IF DELIVERY OF SHARES IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the shares of Company Common Stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may effect a book-entry delivery of shares of Company Common Stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that
(i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Company Common Stock that are the subject of the Book-Entry Confirmation that the participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) Merger Sub may enforce such agreement against such participant.

     Although delivery of shares of Company Common Stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal that is being returned with shares of Company Common Stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of Company Common Stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled Special Payment Instructions or the box labeled Special Delivery Instructions on such Letter of Transmittal or (ii) shares of Company Common Stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as "Eligible Institutions" in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of Company Common Stock includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of Company Common Stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of Company Common Stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Company Common Stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

     Guaranteed Delivery. If a stockholder desires to tender shares of Company Common Stock in the Offer and such stockholder's certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption "Book-Entry Transfer" cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of Company Common Stock if all the following conditions are met:

     - such tender is made by or through an Eligible Institution (as described above under the caption "Signature Guarantees");

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

     - either (i) the certificates representing shares of Company Common Stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer," (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), or an Agent's Message (as described above under the caption "Book-Entry Transfer"), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer" and a Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption "Signature Guarantees") in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

     Other Requirements. Notwithstanding any provision hereof, in all cases payment for shares of Company Common Stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

     - certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") with respect to such shares;

     - the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption "Signature Guarantees"), or in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal, as described above under the caption "Book-Entry Transfer"); and

     - any other documents required by the Letter of Transmittal.

     Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Company Common Stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of Company Common Stock being tendered in the Offer are actually received by the Depositary.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY MERGER SUB ON THE OFFER PRICE PAYABLE IN RESPECT OF SHARES OF COMPANY COMMON STOCK BEING TENDERED IN THE OFFER, REGARDLESS OF ANY EXTENSION OF, OR AMENDMENT TO, THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     Appointment. By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of the Letter of Transmittal as described above under the caption "Book-Entry Transfer," a stockholder tendering shares of Company Common Stock in the Offer will be irrevocably appointing designees of Merger Sub as such stockholder's attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of Company Common Stock being tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other shares of Company Common Stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of Company Common Stock being tendered. Such appointment will be effective when, and only to the extent that, Merger Sub accepts for payment the shares of Company Common Stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Company Common Stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such shares of Company Common Stock and other securities or rights in respect of any annual, special or adjourned meeting of Esperion's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Merger Sub reserves the right to require that, in order for shares of Company Common Stock to be deemed validly tendered, immediately upon Merger Sub's acceptance for payment of such shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Company Common Stock in the Offer will be determined by Merger Sub in its sole discretion, which determination will be final and binding. Merger Sub reserves the absolute right to reject any or all tenders of shares of Company Common Stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Sub, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Company Common Stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Company Common Stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Merger Sub, Parent, Esperion, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of any payments made pursuant to the Offer. In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding. All stockholders tendering shares of Company Common Stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, corporations and certain other taxpayers that can demonstrate they are included in certain other exempt categories) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN or other appropriate Form W-8 (copies of which may be obtained by contacting the Depositary) to provide the information and certification necessary to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of shares of Company Common Stock in the Offer are irrevocable. Shares of Company Common Stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and shares that are tendered may also be withdrawn at any time after February 4, 2004 unless accepted for payment on or before that date as provided in this Offer to Purchase. Once shares of Company Common Stock are accepted for payment, such shares will no longer be able to be withdrawn. In the event that Merger Sub provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

     For a withdrawal of shares of Company Common Stock previously tendered in the Offer to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub in its sole discretion, which determination will be final and binding. None of Merger Sub, Parent, Esperion, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of shares of Company Common Stock may not be rescinded. Any shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in
Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase.

     The method of delivery of any notice of withdrawal is at the option and risk of the tendering stockholder, and delivery of any notice of withdrawal will be made only when actually received by the Depositary.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF COMPANY COMMON STOCK

     On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, Merger Sub will accept for payment, and will pay for, all shares of Company Common Stock validly tendered to Merger Sub in the Offer and not withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, Merger Sub expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or the payment for, shares of Company

Common Stock that are tendered in the Offer in order to comply in whole or in part with any applicable law or regulatory requirement. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for shares of Company Common Stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

     - the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees"); or

     - in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase under the caption "Book-Entry Transfer" a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees") or an Agent's Message, and any other required documents.

     Accordingly, stockholders tendering shares of Company Common Stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

     The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer. For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, shares of Company Common Stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of Company Common Stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from Merger Sub and transmitting payment to such stockholders whose shares of Company Common Stock have been accepted for payment in the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR SHARES OF COMPANY COMMON STOCK THAT ARE TENDERED IN THE OFFER, REGARDLESS OF ANY EXTENSION OF, OR AMENDMENT TO, THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If Merger Sub is delayed in its acceptance for payment of, or payment for, shares of Company Common Stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to Merger Sub's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of Merger Sub, retain shares of Company Common Stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

     If any shares of Company Common Stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.  CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material United States federal income tax consequences of the Offer, the Merger and the exercise of appraisal rights to stockholders of Esperion whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger or upon an exercise of appraisal rights. The discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Esperion. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders of Esperion who hold Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Esperion who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws. The tax treatment of a partner in a partnership will generally depend on the status of the partner and the activities of the partnership. Stockholders that are partnerships or partners in partnerships should consult their tax advisers regarding the particular tax consequences to them.

     Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects to such stockholder of the Offer, the Merger or an exercise of appraisal rights, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

     The receipt of cash in exchange for Shares pursuant to the Offer, the Merger or upon the exercise of appraisal rights will be taxable for United States federal income tax purposes. Upon a stockholders' receipt of cash, the stockholder will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold or exchanged. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, as of the date of the sale or exchange, the stockholder has held the Shares for more than one year. Certain limitations apply to a stockholder's use of capital losses.

     A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger or upon an exercise of appraisal rights may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 2 (Procedures for Tendering Shares of Company Common Stock in the Offer).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, THE MERGER AND THE EXERCISE OF APPRAISAL RIGHTS, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

6.  PRICE RANGE OF SHARES OF COMPANY COMMON STOCK; DIVIDENDS ON SHARES OF

     Company Common Stock. Shares of Company Common Stock are listed on The Nasdaq National Market under the symbol "ESPR" and have been listed on The Nasdaq National Market at all times since August 10, 2000.

     The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of Company Common Stock on The Nasdaq National Market.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year Ending December 2001
  First Quarter.............................................  $12.00   $ 4.00
  Second Quarter............................................  $11.50   $ 3.90
  Third Quarter.............................................  $ 9.78   $ 5.26
  Fourth Quarter............................................  $ 8.35   $ 6.00
Fiscal Year Ending December 2002
  First Quarter.............................................  $ 7.43   $ 4.50
  Second Quarter............................................  $ 6.63   $ 4.03
  Third Quarter.............................................  $ 6.34   $ 4.15
  Fourth Quarter............................................  $ 7.20   $ 5.14
Fiscal Year Ending December 2003
  First Quarter.............................................  $10.00   $ 6.46
  Second Quarter............................................  $19.80   $ 8.75
  Third Quarter.............................................  $21.55   $13.09
  Fourth Quarter............................................  $34.64   $17.50

     On December 19, 2003, the last trading day before Parent and Esperion announced that they had entered into the Merger Agreement, the last sale price of shares of Company Common Stock reported on The Nasdaq National Market was $22.70 per share; therefore, the Offer Price of $35.00 per share represents a premium of approximately 54% over such price. On January 5, 2004, the last full trading day prior to the commencement of the Offer, the last sale price of shares of Company Common Stock reported on The Nasdaq National Market was $34.55 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF COMPANY COMMON STOCK BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

7. EFFECT OF THE OFFER ON THE MARKET FOR COMPANY COMMON STOCK; NASDAQ LISTING OF COMPANY COMMON STOCK; EXCHANGE ACT REGISTRATION OF COMPANY COMMON STOCK; MARGIN REGULATIONS

     Effect of the Offer on the Market for Company Common Stock. The purchase of shares Company Common Stock pursuant to the Offer will reduce the number of shares of Company Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Company Common Stock held by the public. The purchase of shares of Company Common Stock pursuant to the Offer also can be expected to reduce the number of holders of Company Common Stock. We cannot predict whether the reduction in the number of shares of Company Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Company Common Stock or whether it would cause future market prices to be greater or less than the Offer Price.

     Stock Exchange Listing According to Nasdaq's published guidelines, Nasdaq would consider disqualifying shares of Company Common Stock for listing on The Nasdaq National Market if, among other possible grounds, the number of publicly held shares of Company Common Stock falls below 750,000, the total number of beneficial holders of round lots of shares of Company Common Stock falls below 400, or the market value of publicly held shares of Company Common Stock over a 30-consecutive business day period is less than $5,000,000. Shares of Company Common Stock that are held by directors or officers of Esperion, or by any beneficial owner of more than 10% of the shares of Company Common Stock, are not considered to be publicly held for this purpose.

     Depending upon the number of shares of Company Common Stock acquired pursuant to the Offer, the Company Common Stock may no longer meet the requirements for continued listing on Nasdaq or any other exchanges upon which the shares of Company Common Stock are listed. Under the published guidelines described above, the purchase of approximately 33,368,528 shares of Company Common Stock (the minimum requirement) pursuant to the Offer may result in a delisting of the Company Common Stock by Nasdaq. According to Esperion's 2002 Annual Report, there were approximately 307 holders of record of Company Common Stock as of December 31, 2002. If, however, as a result of the purchase of shares of Company Common Stock pursuant to the Offer or otherwise, the Company Common Stock no longer meets the requirements of Nasdaq for continued listing and/or trading and such trading of the Company Common Stock were discontinued, the market for the Company Common Stock could be adversely affected.

     In the event that the Company Common Stock were no longer listed or traded on Nasdaq, it is possible that the Company Common Stock would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Company Common Stock remaining at such time, the interest in maintaining a market in the Company Common Stock on the part of securities firms, the possible termination of registration of the Company Common Stock under the Exchange Act as described below and other factors.

     Exchange Act Registration. The shares of Company Common Stock are currently registered under the Exchange Act. The purchase of the Company Common Stock pursuant to the Offer may result in the Company Common Stock becoming eligible for deregistration under the Exchange Act. Registration of the Company Common Stock may be terminated upon application by Esperion to the SEC if the shares of Company Common Stock are not listed on a "national securities exchange" and there are fewer than 300 record holders of shares of Company Common Stock. Termination of registration of the Company Common Stock under the Exchange Act would substantially reduce the information required to be furnished by Esperion to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholder's meetings pursuant to Section 14(a), no longer applicable to Esperion. If the shares of Company Common Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Esperion. Furthermore, the ability of "affiliates" of Esperion and persons holding "restricted securities" of Esperion to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of shares of Company Common Stock pursuant to the Offer or the proposed Merger, Esperion is no longer required to maintain registration of the Company Common Stock under the Exchange Act, we intend to cause Esperion to apply for termination of such registration.

     If registration of the Company Common Stock is not terminated prior to the Merger, then the Company Common Stock will be delisted from all stock exchanges and the registration of the Company Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

  MARGIN REGULATIONS

     The shares of Company Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Company Common Stock for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Company Common Stock and the number and market value of publicly held shares of Company Common Stock, following the purchase of shares of Company Common Stock pursuant to the Offer the shares of Company Common Stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Company Common Stock under the Exchange Act were terminated, the shares of Company Common Stock would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING ESPERION

     General. Esperion is a Delaware corporation with its principal office located at 3621 South State Street, 695 KMS Place, Ann Arbor, Michigan 48108. Esperion's telephone number at that address is (734) 332-0506. Esperion is a biopharmaceutical company dedicated to the discovery and development of high-density lipoprotein (HDL)-targeted therapies for the treatment of cardiovascular disease.

     Available Information. Esperion is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning Esperion's directors and executive officers, their remuneration, stock options and other matters, the principal holders of Esperion's securities and any material interest of such persons in transactions with Esperion is required to be disclosed in Esperion's proxy statements distributed to Esperion's stockholders and filed with the SEC.

     Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information are obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

     Except as otherwise stated in this Offer to Purchase, the information concerning Esperion contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although Merger Sub and Parent do not have any knowledge that any such information is untrue, neither Merger Sub nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by Esperion to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING MERGER SUB AND PARENT

     Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was organized by Parent to acquire Esperion and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of Merger Sub are owned by Parent. The principal executive office of Merger Sub is located at the same address as Parent's principal executive office listed below, and its telephone number at that address is the same telephone number as Parent's telephone number listed below.

     Parent is a Delaware corporation with its principal executive office located at 235 East 42nd Street, New York, New York 10017. Parent's telephone number at that address is (212) 733-2323. Parent is a research-based, global pharmaceutical company.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Merger Sub and Parent are listed in Schedule I to this Offer to Purchase.

     During the last five years, none of Merger Sub, Parent or, to the best knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

     Except as set forth in the next sentence and as otherwise described in this Offer to Purchase, none of Merger Sub, Parent or, to the knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent, Merger Sub or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Esperion, and none of Merger Sub, Parent or, to the knowledge of Merger Sub and Parent, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Esperion during the past 60 days. On December 8, 2003, Michael S. Brown, a director of Parent, purchased 500 shares of Esperion common stock to cover a short position that he had previously taken in such stock.

     Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule I filed by Parent with the SEC to which this Offer to Purchase is filed as an exhibit, (i) there have not been any past contacts, transactions or negotiations between Merger Sub or Parent, any of their respective subsidiaries or, to the knowledge of Merger Sub and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and Esperion or any of its directors, executive officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and
(ii) none of Merger Sub, Parent or, to the knowledge of Merger Sub and Parent, any of the
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

persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Esperion.

     On December 19, 2003, Esperion and Pharmacia AB, a wholly owned subsidiary of Parent, entered into an amendment (the "License Agreement Amendment") to the Collaboration and License Agreement dated June 24, 1998 (the "Original License Agreement"). The License Agreement Amendment provides that if the Merger Agreement is terminated such that Esperion must pay Parent a termination fee, Pharmacia will have the right to elect to license from Esperion the exclusive right to develop, manufacture and market pharmaceutical products which include ETC-216 as their active ingredient in any country in the world. If Pharmacia exercises this right with respect to the United States and/or Canada, it will be required to pay $100,000,000 to Esperion at the time of the election and an additional $100,000,000 in the event that the FDA issues a final approval for a licensed product. Additionally, Pharmacia would be obligated to pay to Esperion a 15% annual royalty on net sales of the licensed products in the United States and Canada, in addition to the royalties payable under the Original License Agreement for net sales elsewhere in the world. Pharmacia would also assume all development and manufacturing costs. This summary does not purport to be a complete description of the terms and conditions of the License Agreement Amendment and is qualified in its entirety by reference to the License Agreement Amendment, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule I that has been filed with the SEC by Merger Sub and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference.

10.  SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon Merger Sub or Parent's ability to finance the purchase of the Company Common Stock pursuant to the Offer.

     Merger Sub and Parent estimate that the total amount of funds required to purchase all of the outstanding Company Common Stock pursuant to the Offer and Merger will be approximately $1.3 billion. Merger Sub will obtain all funds needed for the Offer and the Merger through capital contributions that will be made by Parent, either directly or through one or more wholly owned subsidiaries of Parent, to Merger Sub. Parent expects to use its cash on hand and cash equivalents to make this contribution. Currently, no alternative financing arrangements are contemplated.

11.  BACKGROUND OF THE OFFER

     In mid-March, 2002, at the American College of Cardiology Meetings in Atlanta, GA, Esperion's President and Chief Executive Officer spoke with Parent's former Clinical VP for Marketed CV Products about a potential partnering opportunity. At about the same time, Parent received and reviewed a non-confidential data package from Esperion.

     In mid-late June, 2002, Esperion's Vice President for Business Development contacted Parent and indicated Esperion's desire to establish partnerships to optimize the development and commercialization of its leading compounds. In mid-late July 2002, a confidentiality agreement was negotiated which provided for Parent's review of confidential information related to two Esperion compounds (ETC-588 and ETC-642). The confidentiality agreement was executed, effective as of June 25, 2002.

     On August 28, 2002, representatives of Esperion and Parent met at Parent's site in New London, CT to discuss the ETC-642 and ETC-588 development programs. After this meeting, representatives of Parent indicated to Esperion that Parent would prefer to wait until there was clinical data available before continuing discussions with Esperion. The first meaningful clinical data for ETC-588 was not expected until early-mid 2004, and it would be longer for ETC-642.

     On April 16, 2003, Parent completed its merger with Pharmacia Corporation ("Pharmacia"). Subsequent to the completion of the merger, representatives of Parent reviewed the Collaboration and License Agreement dated June 24, 1998 between Esperion and Pharmacia & Upjohn AB, a wholly owned subsidiary of Pharmacia (the "Pharmacia Agreement") and learned that, under the Pharmacia Agreement, Pharmacia had certain development/marketing rights that would commence at the end of Phase IIb trials for ETC-216. A representative of Parent contacted Esperion's Vice President for Business Development and indicated that Parent would like to discuss ETC-216 with Esperion.

     On September 5, 2003 and September 6, 2003, Esperion and Parent entered into amendments to the confidentiality agreement then in effect, to provide that data regarding ETC-216 that was furnished to Parent would be included in the scope of the confidentiality agreement.

     On September 8, 2003, there was a technical meeting with representatives of Parent and Esperion at Esperion's offices in Ann Arbor, MI to discuss ETC-216. This was followed by a technical due diligence meeting at Esperion's offices on October 13 and 14, 2003 and a commercial assessment meeting at Parent's offices in New York on October 27, 2003. On November 3, 2003, Esperion sent Parent a term sheet providing for a broad collaboration between Esperion and Parent regarding ETC-216, ETC-642 and ETC-588. Parent conducted due diligence relating to ETC-216, ETC-642 and ETC-588 in November and December 2003.

     On November 10, 2003, Esperion requested that Parent respond to the November 3 product collaboration term sheet. On November 13, 2003, Parent's Vice President of Licensing, called representatives of Esperion to communicate Parent's interest in a broad co-development/co-promotion collaboration with respect to ETC-216, ETC-588 and ETC-642.

     On November 19, 2003, Esperion's Chief Executive Officer and representatives of Parent discussed the possibility of exploring strategic relationships with Esperion, including a potential acquisition.

     On November 24, 2003, representatives of Parent contacted Esperion's Chief Executive Officer and Chief Operating Officer to express an initial interest in the acquisition of Esperion by Parent at a price range of between $30 to $35 per share.

     On November 25, 2003, Parent delivered a due diligence request list to Esperion requesting certain confidential information of Esperion that Parent would need to review in order to make a determination as to whether it was willing to engage in further discussions regarding a potential acquisition of Esperion.

     On December 2, 2003, Esperion provided Parent with a proposed amendment to the confidentiality agreement then in effect in order to provide Parent with access to additional non-public information about Esperion. Between December 2, 2003 and December 4, 2003, the proposed amendment to the confidentiality agreement was negotiated by the parties. On December 4, 2003, Parent and Esperion finalized their negotiations of the amendment to the confidentiality agreement and executed the amendment. Following the execution of the amendment, Parent was granted access to additional non-public information about Esperion. On December 4-5, 2003, representatives from Parent and Cadwalader, Wickersham & Taft LLP ("Cadwalader"), outside counsel to Parent, conducted legal due diligence regarding Esperion at the New York City offices of Morgan Lewis & Bockius LLP ("Morgan Lewis"), outside counsel to Esperion.

     On December 5, 2003, a representative of Parent contacted Esperion's Chief Executive Officer to discuss the potential acquisition of Esperion and committed to providing Esperion with a price per share for Esperion's common stock by December 10, 2003.

     On December 9, 2003, a presentation was made by representatives of Pfizer Inc. to the Pfizer Leadership Team regarding a possible transaction with Esperion.

     During the evening of December 11, 2003, representatives of Lazard Freres & Co. LLC ("Lazard"), Parent's financial advisor, contacted representatives of Lehman Brothers Inc. ("Lehman"), Esperion's financial advisor, to discuss a potential acquisition of Esperion by Parent at a price of $35 per share, subject to approval by Parent's board, satisfactory completion of due diligence and negotiation of the terms and conditions of a mutually acceptable merger agreement. On December 12, 2003, representatives of Parent contacted Esperion's Chief Executive Officer to reiterate the discussion between the parties' financial advisors that took place the previous evening.

     On December 13, 2003, Morgan Lewis distributed a draft merger agreement to representatives of Cadwalader.

     On December 15, 2003, representatives of Esperion, including, among others, its Chief Executive Officer and Chief Operating Officer, attended meetings in New York with representatives of Parent, including, among others, its Chief Executive Officer and Chief Financial Officer for the purpose of discussing the potential acquisition of Esperion by Parent. During these meetings, Parent indicated that it would consider a variety of partnering alternatives, including the acquisition of all the shares of common stock of Esperion.

     On December 15, 2003, at a regularly scheduled meeting of Parent's board of directors, a presentation was made regarding a possible transaction with Esperion.

     On the night of December 15, 2003, representatives of Esperion contacted representatives of Parent to advise them that, due to timing constraints, Parent's only option for a strategic transaction with Esperion would be an acquisition of

100% of the shares of common stock of Esperion. The representatives of Parent indicated that they would discuss a potential acquisition of Esperion the following morning.

     On December 16, 2003, representatives of Pfizer Inc. discussed the proposed acquisition of Esperion at a meeting of Pfizer's Leadership Team.

     On December 16, 2003, Parent's Chief Executive Officer contacted Esperion's Chief Executive Officer and indicated that he would recommend the acquisition of Esperion to Parent's board of directors.

     On December 17, 2003, at a special meeting of Parent's board of directors, Parent's board of directors authorized Parent's management to take all actions necessary to finalize the Merger Agreement and consummate the transactions contemplated thereby.

     On December 17, 2003, Cadwalader delivered comments on the draft of the merger agreement to representatives of Morgan Lewis. In addition, on December 17, 2003, Cadwalader delivered an initial draft of an amendment to the Pharmacia Agreement to representatives of Esperion and Morgan Lewis.

     On December 17, 2003, representatives of Cadwalader and Morgan Lewis met to discuss and negotiate the terms of the Merger Agreement while representatives of Cadwalader and Parent continued to perform due diligence.

     On December 17, 2003, representatives of Lehman discussed by telephone certain terms of the Merger Agreement with Lazard. At this meeting, Lehman reiterated Esperion's interest in an acquisition price per share higher than $35.

     Also, on December 17, 2003, representatives of Parent and Esperion met to discuss merger-related issues.

     On December 18, 2003, representatives of Parent and Esperion, working together with their respective financial and legal advisors negotiated the open business issues in the Merger Agreement. At this meeting, the parties agreed that they would proceed with the transaction only if:

     - the acquisition was structured as a cash tender offer for all of Esperion's outstanding capital stock at a price per share of $35,

     - the Pharmacia Agreement was amended on mutually agreeable terms to provide for an exclusive license to Parent to manufacture and commercialize ETC-216 in the event that the Merger Agreement terminated and Esperion was obligated to pay a termination fee to Parent, and

     - mutually agreeable terms could be reached as to treatment of outstanding employee options to purchase Esperion common stock.

     In addition, to facilitate the structuring of the potential acquisition as a tender offer, the parties discussed the need for Esperion to rescind certain change of control agreements that had been recently executed by management.

     Throughout the evening of December 18, 2003 and on December 19, 2003 representatives of Parent and Esperion, working together with their respective financial and legal advisors, finalized the terms of the Merger Agreement and the amendment to the Pharmacia Agreement.

     On December 19, 2003, Esperion, Parent and Merger Sub executed the Merger Agreement. In addition on December 19, 2003, Esperion and Pharmacia executed the amendment to the Pharmacia Agreement.

     On December 21, 2003, Esperion and Parent issued a joint press release announcing the execution of the Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR ESPERION; THE MERGER AGREEMENT; CONFIDENTIALITY AGREEMENT

  PURPOSE OF THE OFFER AND THE MERGER.

     The purpose of the Offer and Merger is to enable Parent to acquire the entire equity interest in, and thus control of, Esperion. The Offer, as the first step in the acquisition of Esperion, is intended to facilitate the acquisition of all of the outstanding shares of Company Common Stock or, if fewer than all of the outstanding shares of Company Common Stock are tendered in the Offer and not withdrawn prior to the Expiration Date, such lesser number of shares of Company Common Stock, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this

Offer to Purchase. The purpose of the Merger is for Parent to acquire any and all outstanding shares of Company Common Stock that are not tendered in the Offer and accepted for payment by Merger Sub in the Offer.

  PLANS FOR ESPERION.

     If the Minimum Condition and the other conditions to the Offer described in
Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and Merger Sub purchases the shares of Company Common Stock that are tendered in the Offer, Parent intends and will have the right to designate representatives to Esperion's board of directors who will constitute at least a majority of the board of directors and therefore control Esperion. If the conditions to the Merger described below are met, the parties intend promptly to consummate the Merger, including by seeking the approval of the Merger by the holders of Esperion capital stock as required by applicable law.

     Following successful completion of the Offer and the Merger, Parent intends to join Esperion's HDL program with Parent's own effort in the same arena and build upon treatments for cholesterol disorders.

  THE MERGER AGREEMENT.

     The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule I that has been filed with the SEC by Merger Sub and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Esperion) of this Offer to Purchase.

     The Offer. The Merger Agreement provides for the commencement of the Offer by Merger Sub. Merger Sub's obligation to accept for payment shares of Company Common Stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that Merger Sub may not, without the prior written consent of the Company, (i) waive the satisfaction of the Minimum Condition or
(ii) accept for payment any shares of Company Common Stock tendered pursuant to the Offer if the Minimum Condition has not been met, and provided further that no change may be made without the prior written consent of the Company that changes the form of consideration payable in the Offer, decreases the consideration payable in the Offer, reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, imposes additional conditions to the Offer or makes any other change which is adverse to the holders of Company Common Stock.

     The Offer is initially scheduled to expire 20 business days following the date of the commencement of the Offer. Notwithstanding anything to the contrary contained in the Merger Agreement, but subject to the parties' respective termination rights under the Merger Agreement: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, Merger Sub may, without the consent of Esperion, extend the Offer beyond the initial Expiration Date for a time period reasonably necessary to permit such condition(s) to be satisfied, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer or (iii) extend (or re-extend) the Offer for an aggregate period of three to 20 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Merger Sub's obligations to accept shares for payment are satisfied or waived, but the number of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding shares of Company Common Stock. Merger Sub may, without the consent of Esperion, extend the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Esperion. Merger Sub is not required to extend the Offer beyond September 19, 2004 (or December 19, 2004 if the only closing conditions that have not been satisfied or waived are the conditions regarding no injunctions or legal restraints preventing or prohibiting the consummation of the Merger being in effect).

     The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Parent must cause Merger Sub to accept for payment all the shares of Company Common Stock that are validly tendered in the Offer and not withdrawn as soon as practicable after the expiration of the Offer and Parent must cause Merger Sub to pay for such shares promptly thereafter.

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

     Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer. Effective upon the acceptance for payment pursuant to the Offer of a number of shares of Company Common Stock that satisfies the Minimum Condition, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board, and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and Esperion shall take all action necessary to cause Parent's designees to be elected or appointed to the Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, Esperion will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each Subsidiary of Esperion identified by Parent (and each committee thereof) that represents the same percentage as such individuals represent on the Board, in each case only to the extent permitted by applicable law including the rules of The Nasdaq National Market or any other exchange on which Company Common Stock is listed. Esperion, Parent and Merger Sub will use their respective best efforts to ensure that at least two of the members of the Board, who are not officers, employees or affiliates of Esperion, Parent or Merger Sub or any of their respective subsidiaries or affiliates, are at all times prior to the effective time of the Merger (the "Effective Time"), be individuals who were independent directors of Esperion (for purposes of the continued listing requirements of The Nasdaq National Market) on the date of the Merger Agreement (the "Continuing Directors"); provided that if there shall be in office fewer than two Continuing Directors for any reason, the Board shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors then remain, the other directors of Esperion then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or affiliates of Esperion, Parent or Merger Sub or any of their respective subsidiaries or affiliates and such persons will be deemed to be Continuing Directors for all purposes of the Merger Agreement.

     The Merger. The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger," Merger Sub will be merged with and into Esperion in accordance with the applicable provisions of Delaware law, and Esperion will continue as the surviving corporation in the Merger and the separate corporate existence of Merger Sub will cease.

     Certificate of Incorporation and Bylaws of the Surviving Corporation. The Merger Agreement provides that upon the completion of the Merger, the bylaws of Merger Sub, as in effect immediately prior to completion of the Merger, will be bylaws of the Surviving Corporation and the certificate of incorporation of the Surviving Corporation in effect prior to the Effective Time will be amended so as to contain the provisions and only the provisions of the certificate of incorporation of Merger Sub except for Article I will continue to read as follows: "The name of corporation is Esperion Therapeutics, Inc."

     Directors and Officers of the Surviving Corporation. Under the terms of the Merger Agreement, upon the completion of the Merger, the directors and officers of the surviving corporation will be the respective individuals who are directors and officers of Merger Sub immediately prior to the completion of the Merger.

     Conversion of Shares of Company Common Stock. Pursuant to the Merger Agreement, each share of Company Common Stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Parent, Merger Sub, Esperion or any stockholder of Esperion who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive $35.00 (the price per share paid in the Offer) in cash, without interest thereon.

     Appraisal Rights. Appraisal rights are not available in connection with the Offer. If, however, a holder of Company Common Stock chooses not to tender their shares of Company Common Stock in the Offer and Merger Sub purchase shares of Company Common Stock in the offer, appraisal rights will be available in connection with the Merger with and into Esperion. Holders of Company Common Stock who choose to exercise their appraisal rights in connection with the Merger, and comply with the applicable requirements under Delaware law, will be entitled to payment based on a fair and independent appraisal of the value of the shares of Company Common stock as of December 19, 2003, the date prior to public announcement of the proposed transaction with Parent. This value may be more or less than the $35.00 per share that is being offered in the Offer or that one would otherwise receive in the Merger.

     Treatment of Company Stock Options and Employee Stock Purchase Plan. The Merger Agreement requires that at the Effective Time, each option to purchase shares of Company Common Stock, whether or not vested, that was granted to an employee of the Company and that is outstanding and unexercised immediately prior to the Effective Time pursuant to the Esperion Therapeutics, Inc. 1998 Stock Option Plan, as amended and the Esperion Therapeutics, Inc. 2000 Equity Plan, as amended (each such option a "Company Option"), will be surrendered and cancelled. In respect of such cancellation, an option holder will receive an amount in cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock previously subject to the holder's Company Options that are vested at the Effective Time, plus 50% of the total number of shares of Company Common Stock previously subject to the holder's Company Option that are not vested at the Effective Time (such unvested options, "Unvested Company Options"), on a per grant basis, and (ii) the excess, if any, of the Per Share Amount over the per share exercise price of each such Company Option (such excess will hereinafter be referred to as the "Option Spread".)

     With respect to the remaining 50% of the shares of Company Common Stock subject to Unvested Company Options, the Merger Agreement provides that on each date following the Effective Time on which such option shares would have become vested under the original option grant but for the application of the terms of the Merger Agreement, the Surviving Corporation will pay a former option holder an amount in cash equal to the Option Spread with respect to the number of shares of Company Common Stock previously subject to such Unvested Company Option that would have vested on such vesting date, subject to the holder's continuing employment on that date. With respect to 11 officers of the Company, the Merger Agreement states that no payments will be made in respect of the 50% of the Unvested Company Options that are not being cashed out at the Effective Time until the third anniversary of the Effective Time; subject to their continuing employment on that date. Interest will be credited quarterly on each Option Spread payment with respect to an Unvested Company Option at the 10-year U.S. Treasury bond rate from the Effective Time through the date on which an employee becomes entitled to such payment. In the event a former option holder's employment is terminated for "Cause" or due to the resignation of such holder without "Good Reason", the holder's right to receive payment of the Option Spread in respect of Unvested Company Options will cease as of the date of termination of employment. In the event of any other termination of employment, the balance of the Option Spread due in respect of the Unvested Company Options will be paid to the former option holder.

     Under the terms of the Merger Agreement, upon the consummation of the Offer, all Company stock options held by persons who are non-employee members of the Board will become fully vested, and at the Effective Time, each such stock option that is outstanding and unexercised immediately prior to the Effective Time will be surrendered and cancelled and entitle the holder thereof to receive an amount in cash from the Surviving Corporation equal to the Option Spread.

     The Merger Agreement provides that on or before December 31, 2003, the Company will take such actions as may be necessary such that no new contributions will be accepted by, or made to, the Company's Employee Stock Purchase Plan after such date, and any cash remaining in participants' accounts after such date will be distributed to participants, and the plan will be terminated effective as of January 1, 2004, which termination will be subject to the consummation of the Offer.

     Representations and Warranties. Esperion made representations and warranties to Merger Sub and Parent in Article IV of the Merger Agreement, including representations relating to:

     - its corporate organization and similar corporate matters;

     - its capital structure;

     - the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related obligations by or against it;

     - the Merger Agreement and the transactions contemplated by it not violating, or conflicting with, its charter documents, any statute, code, ordinance, rule, regulation, judgment, order, decree or injunction applicable to it or any of its subsidiaries, or resulting in a breach of, or constituting a default under, any of its material contracts or obligations;

     - consents and approvals needed by it for the merger and related matters and transactions;

     - documents it filed with the Securities and Exchange Commission, and the accuracy of information contained in such documents;
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

     - accuracy of its financial statements;

     - absence of material changes or events;

     - absence of material undisclosed liabilities;

     - pending or threatened material litigation;

     - matters relating to benefit plans;

     - matters relating to employees, and labor practices under the National Labor Relations Act and other laws;

     - matters relating to assets owned, used or leased by it and investment securities held by it;

     - its intellectual property;

     - matters relating to material agreements relating to options, rights, licenses, or interests relating to intellectual property;

     - filing of tax returns and payment of taxes;

     - matters relating to environmental laws and permits;

     - matters relating to its material contracts;

     - its compliance with laws;

     - its disclosure controls and procedures;

     - its insurance coverage;

     - its engagement and payment of fees of brokers, investment bankers, finders and financial advisors;

     - its satisfaction or the inapplicability of state takeover statute and the inapplicability of its stockholder rights plan;

     - transactions with interested parties;

     - board approvals and stockholder vote required;

     - receipt of a fairness opinion from its financial advisor, Lehman;

     - the information supplied by it for inclusion in this Offer to Purchase and Esperion's Solicitation/ Recommendation Statement on Schedule 14D-9; and

     - FDA and other regulatory compliance; disclosure of studies and trials.

     Parent and Merger Sub made representations and warranties to Esperion in
Article V of the Merger Agreement, including representations relating to:

     - their corporate organization, valid existence and similar corporate matters;

     - the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related obligations by or against each of them;

     - the Merger Agreement and the transactions contemplated by it not violating, or conflicting with, their charter documents, any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to them or any of their subsidiaries, or resulting in a breach of, or constituting a default under any material agreement, contract or understanding;

     - consents and approvals needed by them for the merger;

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors; and

     - the information supplied by them for inclusion in this Offer to Purchase and Esperion's Solicitation/Recommendation Statement on Schedule 14D-9.

     Interim Conduct of Business. The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement, during the period from the date of the Merger Agreement through the completion of the Merger, Esperion must, and must cause each of its subsidiaries to not take any action except in the ordinary course of its business and in a manner consistent with past practices and Esperion must use all reasonable best efforts to preserve substantially intact its current business organizations, keep available the services of its current officers, employees and consultants, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having significant business dealings with it, and must not, and must cause each of its subsidiaries, not to:

     - issue, sell or contract for the issuance or sale of any of the capital stock of Esperion;

     - amend the terms of any outstanding security of Esperion;

     - purchase or redeem any shares of capital stock of Esperion;

     - declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of the Company's capital stock;

     - amend any of the charter documents, bylaws or other organizational documents of Esperion;

     - incur or guarantee any indebtedness or incur any other liabilities outside the ordinary course of business;

     - except as required to comply with applicable laws, adopt or amend any employee benefit plan, enter into any employment contract, settle any employment dispute, pay or agree to pay any severance, special bonus or special remuneration, including change of control payments, to any director or employee, or increase the salaries, wage rates or compensation of its directors or its employees;

     - enter into any agreement with respect to the intellectual property rights or with respect to the intellectual property of any third party, enter into any collaboration, co-marketing or co-promotion agreement regarding any of the Company's compounds or otherwise extend, modify or amend any rights with respect to the foregoing;

     - make or change an election in respect of material taxes, amend a tax return, adopt or change an accounting method in respect of taxes, enter into a tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes with any governmental authority;

     - change any of the accounting methods used by the Company or any of its subsidiaries, unless required by GAAP;

     - fail to maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

     - incur, create or assume any lien with respect to any asset;

     - acquire or dispose of any material assets outside of the ordinary course of business consistent with past practice;

     - enter into any new material contract or amend any material term of, waive any material right under, assign (in whole or in part) or terminate any existing material contract;

     - knowingly take any action that would cause any of its representations and warranties set forth in Article IV of the Merger Agreement to be no longer true and correct; and

     - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under applicable law.

     Non-Solicitation and Related Provisions. The Merger Agreement requires that Esperion immediately cause its officers, directors, employees, representatives and agents to cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (as defined below). In addition, Esperion shall not, nor shall it permit or authorize any of its subsidiaries or any of its representatives to, (i) solicit or initiate, or facilitate or encourage, directly or indirectly, any inquiries regarding or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Superior Proposal or approve or resolve to approve any Superior Proposal (as defined below).

     An "Acquisition Proposal" is defined as (i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (1) all or substantially all of the consolidated assets of the Company and its subsidiaries or (2) over 20% of the equity securities of the Company, (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 20% or more of the equity securities of the Company or (iii) any merger, consolidation, business combination, sale of all or substantially all of the consolidated assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Offer and the Merger.

     However, Esperion and its Board are not prohibited from (A) taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party or (B) taking any of the actions otherwise prohibited with respect to an Acquisition Proposal if, (1) in the good faith judgment of the Board, after receiving advice from independent legal counsel, that the failure to take such action could reasonably be expected to result in a violation of the Board's fiduciary duties under applicable law, (2) Esperion enters into confidentiality agreements with the party making the Acquisition Proposal on terms no less favorable to Esperion than the confidentiality agreement entered into on June 25, 2002 as amended from time to time through December 2, 2003 by and between Parent and Esperion, and (3) the Board determines in good faith (after consultation with its independent financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal. Esperion, however, may not, except as set forth below, withdraw or modify, or propose to withdraw or modify, its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, including the Offer or the Merger, or approve or recommend, or propose to approve or recommend any Superior Proposal, or enter into any agreement with respect to any Superior Proposal.

     A "Superior Proposal" is defined as an Acquisition Proposal made by a third person for at least a majority of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company, which is not conditioned on any financing and is not solicited, initiated or encouraged in violation of the Merger Agreement, that the Board in good faith concludes by a majority vote (after consulting with its independent legal counsel and Lehman Brothers Inc. (or another nationally recognized investment banking firm)), taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) and the third person making such Acquisition Proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is capable of being completed.

     The Merger Agreement requires that Esperion must immediately notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by Esperion with respect to any Acquisition Proposal, and Esperion is required to communicate promptly to Parent the material terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the person making such proposal or inquiry prior to providing such person with non-public information regarding Esperion. Esperion is required to provide promptly to Parent any non-public information concerning Esperion provided to any other person which was not previously provided to Parent. Esperion is also required to keep Parent reasonably informed of the status and details of any such Superior Proposal.

     Recommendation of Esperion's Board of Directors. Esperion's board of directors has recommended that the stockholders of Esperion accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement (the "Esperion Board Recommendation"). The Merger Agreement provides that, except as provided below, neither Esperion's board of directors nor any committee thereof may (i) withdraw the Esperion Board Recommendation or modify the Esperion Board Recommendation in a manner adverse to Parent or Merger Sub, (ii) approve or recommend, or propose to approve or recommend, any Superior Proposal or (iii) enter into any agreement with respect to any Superior Proposal.

     Notwithstanding the foregoing, prior to the acceptance of shares for payment in the Offer, the Board may in response to a Superior Proposal withdraw or modify the Esperion Board Recommendation, if the Board determines, in good faith after consultation with independent legal counsel, that the failure to take such action would violate its fiduciary duties under applicable law, or as otherwise provided in the Merger Agreement.

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

     Esperion may not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Esperion is a party unless the Board determines in good faith after consultation with independent legal counsel (who may be the Esperion's regularly engaged independent legal counsel), that the failure to take such action could reasonably be expected to violate its fiduciary duties.

     Esperion Stockholders' Approval. As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of the Merger Agreement by Esperion's stockholders is required by law in order to complete the Merger, Esperion, acting must take all action necessary under all applicable legal requirements to obtain the requisite stockholder approval.

     Under the Merger Agreement, Parent has agreed to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Merger Agreement and completion of the Merger at the Esperion stockholder meeting. However, if Merger Sub owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Company Common Stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting in accordance with Section 253 of the DGCL.

     Certain Employee Benefits. The Merger Agreement stipulates that, following the Effective Time, Parent or Surviving Corporation will provide all employees of the Company at the Effective Time, and whose employment will continue following the Effective Time ("Assumed Employees"), with (i) compensation, employee benefits and terms and conditions of employment that are substantially comparable, in the aggregate, to those that the Parent provides to similarly-situated employees of Parent, (ii) compensation, employee benefits (other than equity related awards), and terms and conditions of employment that are substantially comparable, in the aggregate, to those of the Company as in effect immediately prior to the Effective Time or (iii) a combination of clauses
(i) and (ii); provided that such compensation, employee benefits (other than equity related awards), and terms and conditions of employment are substantially comparable, in the aggregate, to those in effect for the Assumed Employees immediately prior to the Effective Time.

     Following the Effective Time, Parent and the Surviving Corporation will also use best efforts to cause all (i) pre-existing conditions and proof of insurability provisions for all conditions that all Assumed Employees and their covered dependents have as of the Closing and (ii) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived to the same extent waived or satisfied under the Plans; provided that nothing in this sentence shall limit the ability of Parent or the Surviving Corporation from amending or terminating any employee benefit plan or arrangement or entering into new or different employee benefit plans or arrangements, provided such plans or arrangements treat the Assumed Employees in a substantially similar manner as employees of Parent are treated.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that the charter documents of the Surviving Corporation shall contain provisions with respect to indemnification in favor of those persons who are directors and officers of Esperion as of the date of the Merger Agreement (the "Indemnified Persons") no less favorable than as provided in Esperion's certificate of incorporation and bylaws (as in effect as of the date of the Merger Agreement) and which shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time.

     In addition, the Merger Agreement requires that Parent cause the Surviving Corporation to maintain in effect for six years from the Effective Time, the officers' and directors' liability insurance policies maintained by Esperion as of the date of the Merger Agreement with respect to matters determined prior to the Effective Time. However, the Surviving Corporation is not required to expend more than an amount per year equal to 150% of the annual premium paid by Esperion for such insurance as of the date of the Agreement.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver at or prior to the Effective Time, of the following conditions:

     - if required by applicable law, the Merger Agreement must be adopted by the affirmative vote of the holders of greater than 50% of the shares of Company Common Stock outstanding on the record date for the meeting of the holders of Company Common Stock to vote on the adoption of the Merger Agreement;

     - no law having been entered, enacted, promulgated, enforced or issued by any court or other governmental authority or other legal restraint or prohibition, shall be in effect preventing or prohibiting consummation of the Merger; and

     - Merger Sub has accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement provides that it may be terminated:

     - by mutual written agreement of the parties, duly authorized by the board of directors of each of Parent and the Company;

     - by any of Parent or the Company if (i) the Offer has not been consummated on or before September 19, 2004 (or December 19, 2004 if the only closing conditions that have not been satisfied or waived are the conditions regarding no injunctions or legal restraints preventing or prohibiting the consummation of the Merger being in effect); provided that the right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before such date or (ii) there shall be any law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or a governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action has become final and non-appealable;

     - by Parent if (i) the Board withdraws, modifies or changes its recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent or Merger Sub or has resolved to do any of the foregoing or the Board has recommended to the stockholders of the Company any competing transaction or resolved to do so, (ii) the Board or any committee thereof has approved or recommended any Superior Proposal,
       (iii) a tender or exchange offer relating to the Company's securities has been commenced by a person unaffiliated with Parent and the Company has not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten (10) business days after such tender or exchange offer is first published, sent or given) a statement disclosing that the Board recommends rejection of such tender or exchange offer or
       (iv) the Company has violated or breached in any material respect any of its obligations regarding non-solicitation;

     - by the Company (i) if Merger Sub has failed to commence the Offer within ten business days following the date of the Merger Agreement; provided that the failure by Merger Sub to commence the Offer is not due in any way to any action or failure to act on the part of the Company or (ii) in order to enter into a definitive agreement with respect to a Superior Proposal;

     - by Parent if (i) the Offer has been extended for an aggregate period of at least 15 business days beyond the initial Expiration Date, and (ii) on such extended date of expiration, the Minimum Condition has not been satisfied;

     - by the Company, if prior to the acceptance for payment of the shares of Company Common Stock under the Offer, (i) Parent has materially breached or failed to perform in any material respect its obligations, covenants or agreements under the Merger Agreement (except to the extent such breach, together with all such breaches, does not and would not be likely to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Offer or the Merger), or (ii) the representations and warranties of Parent contained in the Merger Agreement were not true and correct when made or at the consummation of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except for such failures to be true and correct that do not and would not be likely to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Offer or the Merger (a "Terminating Parent Breach"); or

     - by Parent, if prior to the acceptance for payment of the shares of Company Common Stock under the Offer, the Company has breached any representation, warranty, or agreement set forth in the Merger Agreement, which breach is reasonably likely to result in any condition of the Offer not being satisfied on or prior to expiration of the Offer (a "Terminating Company Breach").

     Fees and Expenses; Termination Fee. The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the fees and expenses of each party's advisers, brokers, finders, agents, accountants and legal counsel) are to be paid by the party incurring such expense, except that Parent and Esperion will share equally the expenses incurred in connection with the registration, filing and printing of Parent's Tender Offer Statement on Schedule I and all related documents, Esperion's Solicitation/Recommendation Statement on Schedule 14D-9 and the Proxy Statement, and filing fees associated with compliance with applicable regulatory requirements in connection with the Merger.

     The Merger Agreement further provides that Esperion must pay Parent a termination fee of $40 million:

     - if Esperion terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal;

     - if Parent terminates the Merger Agreement because (i) the Board has withdrawn, modified or changed its recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent or Merger Sub or resolved to do any of the foregoing or recommended to the stockholders of Esperion any competing transaction or resolved to do so,
       (ii) the Board or any committee thereof approved or recommended any Superior Proposal, (iii) a tender or exchange offer relating to Esperion's securities has been commenced by a person unaffiliated with Parent and Esperion has not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten (10) business days after such tender or exchange offer is first published, sent or given) a statement disclosing that the Board recommends rejection of such tender or exchange offer or (iv) the Company has violated or breached in any material respect any of its obligations regarding non-solicitation;

     - if Esperion or Parent terminates the Merger Agreement because the Offer has not been consummated on or before September 19, 2004 (or December 19, 2004 if the only closing conditions that have not been satisfied or waived are the conditions regarding no injunctions or restraints) and an Acquisition Proposal has been received or announced prior to such termination and within 12 months of such termination any Acquisition Proposal is consummated with the party (or any of its affiliates) that made the pre-termination Acquisition Proposal; and

     - if Parent terminates the Merger Agreement because (A)(i) the Offer is extended for an aggregate period of at least 15 business days beyond the initial Expiration Date, and (ii) on such extended date of expiration, the Minimum Condition has not been satisfied or (B) prior to the acceptance for payment of the shares of Company Common Stock under the Offer, Esperion has breached any representation, warranty, or agreement set forth in the Merger Agreement, which breach is reasonably likely to result in a condition to the Offer not being met, and, in either case, an Acquisition Proposal was received or announced prior to such termination and within 12 months of such termination an Acquisition Proposal with any party other than Parent or Merger Sun is announced or consummated.

     Rights Event. If it is determined that a Stock Acquisition Date or Distribution Date (as such terms are defined in the Rights Agreement) has occurred pursuant to the Rights Agreement or the Rights have otherwise become exercisable (each, a "Rights Event"), the Merger Consideration shall be adjusted so that it shall be equal to the product of the Per Share Amount and a fraction, the numerator of which shall be the number of shares of Company Common Stock issued and outstanding immediately prior to such Rights Event taking effect and the denominator of which shall be the number of shares of Company Common Stock and any equivalents thereof outstanding immediately after such Rights Event taking effect.

  CONFIDENTIALITY AGREEMENT

     On December 2, 2003, Parent and Esperion entered into an amendment to the confidentiality agreement, dated June 25, 2002 and as previously amended (as amended, the "Confidentiality Agreement"), in connection with ongoing discussions relating to a possible transaction between Esperion or its subsidiaries, affiliates or joint ventures and Parent or its subsidiaries, affiliates or joint ventures. Pursuant to the Confidentiality Agreement, Parent agreed to keep confidential certain information concerning Esperion furnished by Esperion to Parent and its representatives and to use such material solely for the purpose of evaluating a possible transaction between Parent and Esperion. Upon termination of the Confidentiality Agreement or at Esperion's request Parent is required to return or destroy promptly all documents furnished by or on behalf of Esperion. The Confidentiality Agreement remains in effect until June 25, 2007, except that any Proprietary Information (as defined in the Confidentiality Agreement) disclosed to Parent must be held in confidence for a period of five years from the date of disclosure. The foregoing does not purport to be a complete description of the terms and conditions of the Confidentiality Agreement.

13.  CERTAIN CONDITIONS TO THE OFFER

     The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule I that has been filed with the SEC by Merger Sub and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Esperion) of this Offer to Purchase.

     The Merger Agreement provides that Merger Sub is not required to accept for payment, or (subject to any applicable rule or regulation of the SEC) pay for, and may delay the acceptance for payment of, or (subject to any applicable rule or regulation of the SEC) the payment for, any tendered shares of Company Common Stock, and (subject to the terms of the Merger Agreement) may terminate the Offer on any scheduled Expiration Date and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition is not satisfied by Midnight, New York City time, on the Expiration Date, (ii) the applicable waiting period under the HSR Act has not expired or been terminated or (iii) any of the following events or circumstances occurs or exists and is continuing:

     - a provision of any law or a judgment, injunction, order or decree shall prohibit, restrain, restrict, enjoin or make illegal the purchase of the shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or the transactions contemplated by the Merger Agreement or shall otherwise limit the ownership of operation by Parent of the businesses or assets of Parent or the Company; or

     - there shall be pending any action (i) by any governmental authority seeking to prohibit or limit the ownership or operation by Parent, the Company or any of their respective subsidiaries of, or to compel Parent, the Company or any of their respective subsidiaries to dispose of or hold separate, any portion of the business or assets of Parent, the Company or any of their respective subsidiaries, as a result of the purchase of shares of Company Common Stock pursuant to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) by any governmental authority seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to the stockholders of the Surviving Corporation, or
       (iii) by any governmental authority seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of Parent or any of its subsidiaries; or

     - (i) the Company has materially breached or failed to perform in any material respect its covenants or agreements under the Merger Agreement,
       (ii) the representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to materiality or a Material Adverse Effect was not true and correct in all respects when made and as of the date of any scheduled expiration of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), or
       (iii) the representations and warranties of the Company contained in the Merger Agreement that are not so qualified were not true and correct when made and as of the date of any scheduled expiration of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (iii) only, for such failures to be true and correct as are not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; or

     - there has been any Material Adverse Effect; or

     - (i) the Board, or any committee thereof, has withdrawn or modified, in a manner materially adverse to Parent or Merger Sub including by amending the Schedule 14D-9, the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Superior Proposal or any other acquisition of Company Common Stock other than the Offer and the Merger or (ii) the Board, or any committee thereof, has resolved to do any of the foregoing; or

     - Parent and Merger Sub have failed to receive a certificate executed by the Company's Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the events or circumstances set forth in the preceding three clauses have not occurred; or
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

     - Parent and Merger Sub have failed to receive a certificate in a form reasonably satisfactory to Parent, executed by the Company's Chief Executive Officer and Chief Financial Officer, dated as of the scheduled expiration of the Offer, regarding the effectiveness of the Company's disclosure controls and procedures; or

     - a Stock Acquisition Date or Distribution Date (as such terms are defined in the Company Rights Agreement) has occurred pursuant to the Rights Agreement or the Rights has otherwise become exercisable; or

     - there shall have occurred and be continuing any suspension of payments in respect of banks in the United States (whether or not mandatory); or

     - the Merger Agreement has been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Merger Sub and Parent (except as provided in the Merger Agreement with respect to the Minimum Condition, which is also for the benefit of the Company), may be asserted or waived by Merger Sub or Parent in whole or in part, at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

     If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock will be promptly returned to the tendering stockholders.

14.  CERTAIN LEGAL MATTERS

     Except as described in this Section 14, based on information provided by Esperion, none of Esperion, Merger Sub or Parent is aware of any license or regulatory permit that appears to be material to the business of Esperion that might be adversely affected by Merger Sub's acquisition of shares of Company Common Stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Company Common Stock by Merger Sub in connection with the Offer or the Merger. Should any such approval or other action be required, Merger Sub and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Statutes." While, except as otherwise described in this Offer to Purchase, Merger Sub does not presently intend to delay the acceptance for payment of, or payment for, shares of Company Common Stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Esperion's business or that certain parts of Esperion's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Merger Sub could decline to accept for payment, or pay for, the shares of Company Common Stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

     Delaware Law. In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

     Esperion's board of directors has taken all actions necessary to exempt the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement from the provisions of Section 203 of the DGCL.

     State Takeover Statutes. A number of states (including Delaware, where Esperion, Merger Sub and Pfizer Inc. are incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or that have substantial assets, security holders, principal executive offices or principal places of business in those states. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and Merger Sub has not complied with any such laws. Except as set forth in this Offer to Purchase, Parent and Merger Sub have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Parent and Merger Sub may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Parent and Merger Sub might be unable to accept for payment or purchase shares of Company Common Stock tendered in the Offer or might be delayed in continuing or consummating the Offer. In that case, Merger Sub may not be obligated to accept for purchase, or pay for, any shares of Company Common Stock tendered in the Offer.

     Antitrust Laws. United States Antitrust Law. Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

     Under the Merger Agreement, Parent is required to, on behalf of itself and Merger Sub, file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC no later than January 16, 2004, and Parent intends to file on that date. As a result, the waiting period applicable to the purchase of shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on February 4, 2004. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Parent and from Esperion. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request (or if the tenth day falls on a Saturday, Sunday or legal holiday, the first business day after the tenth day). Thereafter, such waiting period can be extended only by court order.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Merger Sub's acquisition of shares of Company Common Stock in the Offer and the Merger. At any time before Merger Sub's acquisition of shares of Company Common Stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin Merger Sub's acquisition of shares of Company Common Stock in the Offer, the Merger or the divestiture of substantial assets of Parent, Esperion or their respective subsidiaries. At any time after Merger Sub's acquisition of shares of Company Common Stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of Company Common Stock acquired by Merger Sub in the Offer and the Merger or the divestiture of substantial assets of Parent, Esperion or their respective subsidiaries.

     Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of Company Common Stock by Merger Sub on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Under the Merger Agreement, Parent and Esperion have agreed to use their reasonable best efforts to resolve any objections that the antitrust regulators may raise with respect to the contemplated transactions. In no event, however, will Parent be required to sell any assets of Parent, Esperion or their respective subsidiaries, either to obtain governmental or other approvals or for any other reason.

15.  FEES AND EXPENSES

     Merger Sub and Parent have retained Morrow & Co., Inc. to act as the Information Agent for the Offer, Lazard Freres & Co. LLC to act as the Dealer Manager and EquiServe Trust, to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

     The Information Agent may contact holders of Company Common Stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Company Common Stock.

     Neither Merger Sub nor Parent will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and, in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Company Common Stock in connection with the Offer. Upon request, Merger Sub will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Company Common Stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither Merger Sub nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that Merger Sub or Parent becomes aware of any state law or other jurisdiction's law that would limit the class of offerees in the Offer, Merger Sub may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of Company Common Stock prior to the expiration of the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF MERGER SUB OR PARENT THAT IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Merger Sub and Parent have filed with the SEC a Tender Offer Statement on
Schedule I pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Esperion has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning Esperion) of this Offer to Purchase.

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB AND PARENT

1.  DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB.

     The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below. The business address and phone number of each such director and executive officer is Enzo Acquisition Corp., c/o Pfizer Inc., 235 East 42nd Street, New York, New York 10017, (212) 733-2323. Unless otherwise noted, all directors and executive officers listed below are citizens of the United States.

NAME AND POSITION                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-----------------                  -----------------------------------------------------------------
Peter Garrambone.................  Vice President Corporate Strategic Planning of Pfizer Inc. since
  President                        March 2001; Vice President Corporate Finance of Pfizer Inc. from
  Director                         January 1999 to February 2001: Senior Vice President Medical
                                   Technology Group of Pfizer Inc. from Jan 1997-Dec 1998.

Jeffrey Meckler..................  Senior Director, Corporate Strategic Planning of Pfizer Inc.
  Vice-President/Treasurer         since 2000. Director/Team Leader -- Planning, Business
  Director                         Information and Analysis, of Pfizer Inc. Pharmaceuticals Group
                                   from 1997 to 2000.

David Reid.......................  Special Legal Advisor, Legal Division, of Pfizer Inc. since 1997,
  Vice-President/Secretary         and the Managing Partner of the Legal Division since 2002. Mr.
  Director                         Reid is a citizen of the United Kingdom.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address and phone number of each such director and executive officer is Pfizer Inc., 235 East 42nd Street, New York, New York 10017, (212) 733-2323. All directors and executive officers listed below are citizens of the United States.

NAME AND POSITION                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-----------------                  -----------------------------------------------------------------
Michael S. Brown.................  Distinguished Chair in Biomedical Sciences from 1989 and Regental
  Director                         Professor from 1985 at the University of Texas Southwestern
                                   Medical Center at Dallas. Co-recipient of the Nobel Prize in
                                   Physiology or Medicine in 1985 and the National Medal of Science
                                   in 1988. A director of Pfizer Inc. since 1996.

M. Anthony Burns.................  Chairman Emeritus since May 2002, Chairman of the Board from May
  Director                         1985 to May 2002, Chief Executive Officer from January 1983 to
                                   November 2000, and President from December 1979 to June 1999 of
                                   Ryder System, Inc., a provider of transportation and logistics services. Director of The Black & Decker Corporation, J.C. Penney
                                   Company, Inc. and J.P. Morgan Chase & Co. Trustee of the
                                   University of Miami. A director of Pfizer Inc. since 1988.

Robert N. Burt...................  Retired Chairman and Chief Executive Officer of FMC Corporation,
  Director                         a company that manufactures chemicals and FMC Technologies, Inc., a company that manufactures machinery. Mr. Burt was Chairman of the Board of FMC Corporation from 1991 to December 2001, its
                                   Chief Executive Officer from 1991 to August 2001 and a member of its Board of Directors since 1989. He was Chairman of the Board of FMC Technologies, Inc., from June 2001 to December 2001 and its Chief Executive Officer from June 2001 to August 2001.
                                   Director of Phelps Dodge Corporation and Janus Capital Group,
                                   Inc. Also a Director of the Rehabilitation Institute of Chicago
                                   and Chicago Public Education Fund. A director of Pfizer Inc.
                                   since June 2000.

NAME AND POSITION                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-----------------                  -----------------------------------------------------------------
W. Don Cornwell..................  Chairman of the Board and Chief Executive Officer since 1988 of
  Director                         Granite Broadcasting Corporation, a group broadcasting company.
                                   Director of Avon Products, Inc. and CVS Corporation. Also a
                                   Director of Wallace-Reader's Digest Funds and the
                                   Telecommunications Development Fund. Trustee of Big
                                   Brothers/Sisters of New York and Mt. Sinai University Medical
                                   Center. A director of Pfizer Inc. since February 1997.

Peter B. Corr....................  Senior Vice President, Science and Technology, since July 2002.
  Senior Vice President, Science   From June 2000 to July 2002, Dr. Corr was Senior Vice President,
  and Technology                   Pfizer Inc.; Executive Vice President, Pfizer Inc. Global
                                   Research and Development; and President, Worldwide Development.
                                   Dr. Corr joined Pfizer Inc. in June 2000, upon the merger with
                                   Warner-Lambert Company, where he was Vice President,
                                   Warner-Lambert and President, Warner-Lambert/Parke-Davis
                                   Pharmaceutical Research and Development from 1998 to June 2000.
                                   He was Senior Vice President, Discovery Research, Monsanto/Searle
                                   from 1996 to 1998, and Vice President Discovery Research,
                                   Monsanto Searle from 1993 to 1996.

William H. Gray III..............  President and Chief Executive Officer of The College Fund/UNCF,
  Director                         an educational assistance organization, since 1991. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and at various times during his tenure, served as Budget Committee Chair and House Majority Whip. Director of
                                   Dell Computer Corporation, Electronic Data Systems Corporation,
                                   J.P. Morgan Chase & Co., Prudential Financial, Inc., Rockwell
                                   Automation Inc., Viacom Inc. and Visteon Corporation. A director of Pfizer Inc. since June 2000.

Constance J. Horner..............  Guest Scholar since 1993 at The Brookings Institution, an
  Director                         organization devoted to nonpartisan research, education and publication in economics, government and foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil
                                   Rights from 1993 to 1998. Served at the White House as Assistant to President George H.W. Bush and as Director of Presidential
                                   Personnel from August 1991 to January 1993. Deputy Secretary,
                                   U.S. Department of Health and Human Services from 1989 to 1991.
                                   Director of the U.S. Office of Personnel Management from 1985 to
                                   1989. Director of Ingersoll-Rand Company Limited and Prudential
                                   Financial, Inc.; Fellow, National Academy of Public
                                   Administration; Trustee, Annie E. Casey Foundation; Director of
                                   National Association of Corporate Directors, Member of the Board
                                   of Trustees of the Prudential Foundation, Member, U.S. Department
                                   of Defense Advisory Committee on Women in the Services. A
                                   director of Pfizer Inc. since 1993.

William R. Howell................  Chairman Emeritus of J.C. Penney Company, Inc., a provider of
  Director                         consumer merchandise and services through department stores, catalog departments and the Internet, since 1997. Chairman of the
                                   Board and Chief Executive Officer of J.C. Penney Company, Inc.
                                   from 1983 to 1997. Director of American Electric Power Company,
                                   Deutsche Bank Trust Company Americas, ExxonMobil Corporation,
                                   Halliburton Company, The Williams Companies, Inc. and Viseon,
                                   Inc. A director of Pfizer Inc. since June 2000.

Stanley O. Ikenberry.............  President Emeritus, Regent Professor, Department of Educational
  Director                         Organization and Leadership, University of Illinois, since
                                   September 2001. President, November 1996 to June 2001, of the
                                   American Council on Education, an independent nonprofit
                                   association dedicated to ensuring high-quality education at colleges and universities throughout the United States. President from 1979 through July 1995 of the University of Illinois.
                                   Director of Aquila, Inc. and Sagmore Sports Publishing, Inc.
                                   President, Board of Overseers of Teachers' Insurance & Annuity
                                   Association -- College Retirement Equities Fund (TIAA-CREF). A
                                   director of Pfizer Inc. since 1982.

NAME AND POSITION                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-----------------                  -----------------------------------------------------------------
Karen L. Katen...................  Executive Vice President and President of Pfizer Pharmaceuticals
  Executive Vice President and     Group, Pfizer's worldwide pharmaceutical organization, since
  President, Pfizer                April 2001. President of Pfizer's U.S. Pharmaceuticals Group from
  Pharmaceuticals Group            1995 to July 2002. Senior Vice President of Pfizer Inc. from May
                                   1999 to 2001; Executive Vice President of the Global Pfizer
                                   Pharmaceuticals Group since 1997. She is a Director of General
                                   Motors Corporation and Harris Corporation and also serves on the
                                   International Council of J.P. Morgan Chase & Co.

Jeffrey B. Kindler...............  Senior Vice President and General Counsel since January 2002.
  Senior Vice President and        Prior to joining Pfizer, Mr. Kindler served as Chairman of Boston
  General Counsel                  Market Corporation, a food service company owned by McDonald's
                                   Corporation, from 2000 to 2001, and President of Partner Brands, also owned by McDonald's, during 2001. He was Executive Vice
                                   President, Corporate Relations and General Counsel of Mc-
                                   Donald's Corporation from 1997 to 2001, and from 1996 to 1997 served as that company's Senior Vice President and General
                                   Counsel.

George A. Lorch..................  Chairman Emeritus of Armstrong Holdings, Inc., a global company
  Director                         that manufactures flooring and ceiling materials, since August
                                   2000. Chairman and Chief Executive Officer of Armstrong Holdings,
                                   Inc. from May 2000 to August 2000, and its President and Chief
                                   Executive Officer from September 1993 to May 1994. Chairman of
                                   Armstrong World Industries, Inc. from May 1994 to May 2000, its
                                   President and Chief Executive Officer from September 1993 to May
                                   2000, and a Director from 1988 to November 2000. On December 6,
                                   2000, Armstrong World Industries Inc. filed for voluntary
                                   reorganization under Chapter 11 of the U.S. Bankruptcy Code.
                                   Director of Autoliv, Inc., Household International, Inc. and The
                                   Williams Companies. A director of Pfizer Inc. since June 2000.

Henry A. McKinnell...............  Chairman of Pfizer's Board since May 2001. Pfizer's Chief
  Chairman                         Executive Officer since January 2001. Pfizer's President from May
  Chief Executive Officer          1999 to May 2001, and President, Pfizer Pharmaceuticals Group,
  Director                         the principal operating division of Pfizer, from January 1997 to
                                   April 2001. Chief Operating Officer from May 1999 to December
                                   2000 and Executive Vice President from 1992 to 1999. Director of
                                   ExxonMobil Corporation, Moody's Corporation and John Wiley &
                                   Sons, Inc. Dr. McKinnell is Chairman Emeritus of the
                                   Pharmaceutical Research and Manufacturers of America (PhRMA).
                                   Chairman of the Business Roundtable (BRT), Vice Chairman of the
                                   BRT's Corporate Governance Task Force and Chairman of its SEC
                                   subcommittee. Director of the Trilateral Commission and the
                                   Business Council, and Chairman of the Stanford University
                                   Graduate School of Business Advisory Council. Chairman Emeritus
                                   of the Business-Higher Education Forum, a Fellow of the New York
                                   Academy of Medicine, Member of the Presidential Advisory Council
                                   on HIV/AIDS, and a member of the Boards of Trustees of the New
                                   York City Public Library, the New York City Police Foundation and
                                   the Economic Club of New York. A director of Pfizer Inc. since
                                   June 1997.

Dana G. Mead.....................  Chairman of Massachusetts Institute of Technology since July 1,
  Director                         2003. Retired Chairman and Chief Executive Officer of Tenneco,
                                   Inc. Chairman and Chief Executive Officer of Tenneco, Inc. from
                                   1994 to 1999. Chairman of two of the successor companies of the
                                   Tenneco conglomerate, Tenneco Automotive Inc. and Pactiv
                                   Corporation, global manufacturing companies with operations in automotive parts and packaging, from November 1999 to March 2000.
                                   Director of Zurich Financial Services. Chairman of the Board of
                                   the Ron Brown Award for Corporate Leadership. Chairman of the
                                   Massachusetts Institute of Technology Corporation and a Lifetime
                                   Trustee of the Association of Graduates, U.S. Military Academy,
                                   West Point. Former Chairman of the Business Roundtable and of the
                                   National Association of Manufacturers. A director of Pfizer Inc.
                                   since 1998.

NAME AND POSITION                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-----------------                  -----------------------------------------------------------------
Franklin D. Raines...............  Chairman and Chief Executive Officer of Fannie Mae, a company
  Director                         that provides a secondary market for residential mortgages through portfolio purchases, issuance of mortgage-backed
                                   securities, and other services, since January 1999. Director of the Office of Management and Budget for the Clinton administra-
                                   tion from 1996 to 1998. Director of AOL Time Warner Inc. and
                                   PepsiCo, Inc. Chairman of the Corporate Governance Task Force of
                                   the Business Roundtable. A director of Pfizer Inc. from 1993 to
                                   1996 and then re-elected in October 1998.

David L. Shedlarz................  Executive Vice President since 1999 and Pfizer's Chief Financial
  Executive Vice President         Officer since 1995. Mr. Shedlarz was appointed a Senior Vice
  Chief Financial Officer          President in January 1997 with additional worldwide
                                   responsibility for Pfizer's former Medical Technology Group. He is a Director of Pitney Bowes Inc., a member of the J.P. Morgan
                                   Chase & Co. National Advisory Board, a member of the National
                                   Association of Manufacturers Board, Co-Chair of the Principal
                                   Financial Officers Task Force at the Business Roundtable and a
                                   member of the Advisory Council of the International Accounting
                                   Standards Board. He also serves as Chairman of Junior Achievement of New York; Director of the Board of Overseers, Leonard N. Stern
                                   School of Business, New York University; and Director of the
                                   National Multiple Sclerosis Society.

Ruth J. Simmons..................  President since July 1, 2001, of Brown University. President,
  Director                         from 1995 to 2001, of Smith College. Vice Provost of Princeton
                                   University from 1992 to 1995. Director of The Goldman Sachs
                                   Group, Inc. and Texas Instruments Incorporated. Trustee of the
                                   Carnegie Corporation of New York. Member of the National Academy
                                   of Arts and Sciences, the American Philosophical Society, and the
                                   Council on Foreign Relations. A director of Pfizer Inc. since
                                   January 1997.

William C. Steere, Jr............  Chairman Emeritus of Pfizer Inc. since July 2001. Chairman of
  Director                         Pfizer's Board from 1992 to April 2001 and Pfizer's Chief
                                   Executive Officer from February 1991 to December 2000. Director of Dow Jones & Company, Inc., Health Management Associates, Inc.,
                                   MetLife, Inc. and Minerals Technologies Inc. Director of the New
                                   York University Medical Center and the New York Botanical Garden.
                                   Member of the Board of Overseers of Memorial Sloan-Kettering
                                   Cancer Center. A director of Pfizer Inc. since 1987.

Jean-Paul Valles.................  Chairman Emeritus of Minerals Technologies Inc. (MTI), a resource
  Director                         and technology-based company that develops, produces and markets specialty mineral, mineral-based and synthetic mineral products, since October 2001. Chairman of MTI from August 1992 to October
                                   2001, and its Chief Executive Officer from August 1992 to
                                   December 2000. Formerly Pfizer's Vice Chairman from March to
                                   October 1992. Director of the Board of Overseers, Leonard N.
                                   Stern School of Business, New York University. A director of
                                   Pfizer Inc. since 1980.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Company Common Stock and any other required documents should be sent or delivered by each stockholder of Esperion or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                                EQUISERVE TRUST

       By Registered Mail:                      By Hand:                    By Overnight Courier:
         EquiServe Trust                 Securities Transfer &                 EquiServe Trust
        Corporate Actions                      Reporting                   Attn: Corporate Actions
      Post Office Box 43014               c/o EquiServe Trust                 150 Royall Street
    Providence, RI 02940-3014.       100 William's Street, Galleria            Canton, MA 02021
                                           New York, NY 10038

     Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

                    The Information Agent for the Offer is:

                           [MORROW & CO., INC. LOGO]
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 654-2468
                  Stockholders Call Toll Free: (800) 607-0088
                         E-Mail: Espr.Info@Morrowco.Com

                      The Dealer Manager for the Offer is:

                                 [LAZARD LOGO]
                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020